Exhibit B

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that only one statement on Schedule 13D, constituting (i) the initial Schedule 13D filed by FEP HoldCo LLC with the Securities and Exchange Commission (the “SEC”) in respect of the Class A common shares (“Class A Shares”) representing limited liability company interests of New Fortress Energy LLC (“NFE”), a Delaware limited liability company, and (ii) Amendment No. 2 to the Schedule 13D filed by Wesley R. Edens with the SEC on February 4, 2019, as previously amended by Amendment No. 1 filed with the SEC on March 28, 2019, and any further amendments thereto, need be filed with respect to each of the undersigned’s beneficial ownership of Class A Shares, and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: June 10, 2020

/s/ Wesley R. Edens
Wesley R. Edens

Dated: June 10, 2020	FEP HoldCo LLC

	By:	/s/ Wesley R. Edens
	Name:	Wesley R. Edens
	Title:	Member, Board of Managers

	By:	/s/ Randal A. Nardone
	Name:	Randal A. Nardone
	Title:	Member, Board of Managers